Exhibit 2

FORM OF

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Harrison I. Steans and Jennifer W. Steans as the undersigned’s true and lawful attorneys-in-fact to:

(1)         execute and deliver to MB Financial, Inc. (“MB”), for and on behalf of the undersigned an agreement (the “Side Letter”) to fund, concurrently with the consummation of the merger of Taylor Capital Group, Inc. (“TCG”) with and into MB (the “Merger”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 14, 2013, by and between MB and TCG, an escrow account with such portion of the cash merger consideration to which the undersigned is entitled pursuant to the Merger Agreement as such attorneys-in-fact determine appropriate, which such funds would be available to satisfy a portion of certain contingent liabilities of Cole Taylor Bank (“CTB”) that will be assumed by MB Financial Bank, N.A. (“MB Bank”) in connection with the merger of CTB with and into MB Bank immediately following the consummation of the Merger;

(2)         execute and deliver any and all documents, agreements or instruments and do or cause to be done any and all acts as such attorneys-in-fact may deem necessary or desirable in connection with, or to carry out the purposes or intent of, the Side Letter, including, but not limited to the execution and delivery of any escrow agreement contemplated thereby, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in their discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to act separately and to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such any of attorneys-in-fact, or the substitutes of any such attorneys-in-fact, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

This Power of Attorney shall remain in full force and effect until the termination of the obligations of the undersigned contemplated by the Side Letter, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, to the fullest extent permitted by law: (i) agrees to hold the attorneys-in-fact harmless from all liability, loss, cost, damage or expense of any nature, including reasonable attorneys’ fees and expenses sustained or incurred by the attorneys-in-fact in connection with the performance, or non-performance, of the actions described in paragraphs (1) and (2) above; and (ii) irrevocably releases and waives any and all claims (in law or equity) against the attorneys-in-fact, and all of their respective heirs, estates, successors and assigns, as the case may be, relating to the performance, or non-performance, of the actions described in paragraphs (1) and (2) above.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 25th day of June, 2014.

/s/*
Print Name:	*

* This Form of Power of Attorney has been executed by each of the Reporting Persons.